NORTHERN FUNDS
AMENDMENT NO. 19 TO AGREEMENT AND
DECLARATION OF TRUST
		WHEREAS, Section 7.3 of the Agreement and Declaration of Trust dated October 12, 1993 (the "Declaration") of Northern Funds (the "Trust") provides that the Declaration may be amended by an instrument in writing executed by a majority of the Trustees of the Trust and setting forth such amendment and reciting that it was hereby adopted by the Trustees;

NOW, THEREFORE, the undersigned, being a majority of the
Trustees of the Trust, hereby:
(1)	amend the Declaration to change the designation and
name of the Initial Class of the "International Fixed Income Fund" to the Initial Class of the "Global Fixed Income Fund"; and
(2)	determine that, pursuant to Section 7.3 of the
Declaration, the foregoing amendment shall be effective as of the date set forth below.
WITNESS our hands as of this second day of May, 2000.

/s/James W. Cozad		/s/ Raymond E. George, Jr.
James W. Cozad	         Raymond E. George, Jr.
/s/ Wesley M. Dixon, Jr. /s/ Michael E. Murphy
Wesley M. Dixon, Jr.	   Michael E. Murphy
/s/ William J. Dolan, Jr./s/ Mary Jacobs Skinner
William J. Dolan, Jr.	  Mary Jacobs Skinner


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